Exhibit 99.1

Press Release of the Registrant dated April 21, 2003

POPE RESOURCES REPORTS FIRST QUARTER 2003 EARNINGS
April 21, 2003

Contact: Tom Ringo VP & CFO 360.697.6626 Fax 360.697.1156

NEWS RELEASE

FOR IMMEDIATE RELEASE	Nasdaq:POPEZ

April 21, 2003

POPE RESOURCES REPORTS NET INCOME OF $1.3 MILLION

Pope Resources (Nasdaq:POPEZ) reported net income of $1.3 million, or 29 cents per diluted ownership unit, on revenues of $7.3 million for the first quarter ending March 31, 2003. This compares to a net income of $12,000, or less than one cent per diluted ownership unit, on revenues of $5.8 million, for the same period in 2002.

Earnings before interest, taxes, depreciation, depletion, and amortization (EBITDDA) were $3.0 million for the current quarter versus $1.5 million for the same period in 2002.

“Our strong first quarter results compare favorably with those from the same period in 2002 primarily due to a decision to front-end load our annual timber production volume in 2003,” said David L. Nunes, President and CEO. “In the first three months of this year we have produced 30% of our planned log volume for the year, while a year ago we had produced only 16% of our annual production. Prices for logs have been soft and we do not expect recovery in those prices over the balance of the year. As a result, we are planning to sell a greater proportion of our annual timber production in the first half of the year in anticipation of potential further softening in the market.  This ability to adjust the timing of our annual harvest is one of the benefits we enjoy as a non-integrated timberland owner, allowing us the flexibility to respond to economic conditions while still adhering to our overall land use and stewardship principles.”

Fee Timber

Operating income from Fee Timber operations totaled $3.2 million in the first quarter of 2003 versus $1.7 million in the first quarter of last year and $2.6 million in the fourth quarter of 2002. Harvest volume of 13 million board feet (MMBF) was up 6 MMBF, or 84%, compared with harvests in the same quarter a year ago and up 2 MMBF, or 17%, from fourth quarter 2002 levels. The Partnership’s weighted average log price of $495 per thousand board feet (MBF) for the first quarter of 2003 was down $4/MBF or 1% from the first quarter of 2002, but increased $7/MBF or 1% from the fourth quarter of 2002. Costs of harvest (ex-depletion) were comparable on a per MBF basis between the first quarter of 2003 and the comparable period in 2002. Other operating costs are at a consistent level between first quarter 2003, first quarter 2002 and fourth quarter 2002. The export market for logs continues to be very weak, with the result that a declining percentage of our overall production is being sold into that market (18% in first quarter 2002, 14% in fourth quarter 2002, and 11% in the current quarter). For the year 2003 the Partnership expects to harvest approximately 45 MMBF, which compares to the same amount in 2002.

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Timberland Management & Consulting

The operating loss for the Timberland Management & Consulting segment was $129,000 in the first quarter of 2003 compared to operating income of $92,000 in the first quarter of 2002 and an operating loss of $134,000 in the fourth quarter of 2002. The Partnership’s acres under management have declined significantly since late 2002 with the expiration of a major contract at December 31. This factor has contributed approximately $200,000 to the negative variance between this year’s first quarter and last year’s comparable period results.  Fourth quarter 2002 results also reflect restructuring charges of $583,000 associated with the expiration of the aforementioned contract and the closure of forestry consulting offices in Canada.

Real Estate

The Real Estate segment produced operating losses of $296,000 in the current quarter, compared to a loss of $168,000 in the first quarter of 2002 and $349,000 in the fourth quarter of 2002, respectively. The first quarter 2003 loss was greater than the prior year’s first quarter for two primary reasons. The prior year’s first quarter included property sales from two plats that were sold out in 2002 and, additionally, the current quarter included professional fees incurred in connection with obtaining development entitlements at a higher cost level than 2002.

General and Administrative

General and administrative costs declined by 14% to $732,000 from the first quarter of 2002 as the Partnership pared back its overhead to correspond to reductions in revenue. Compared to the fourth quarter of 2002, general and administrative costs declined by 32%.  However, the fourth quarter amount includes $90,000 of restructuring costs associated with the expiration of the timberland management contract discussed above.

Capital expenditures for the first quarter were $413,000, identical to last year’s first quarter, and $200,000 less than the fourth quarter 2002. Capital expenditures for the year 2003 are expected to be nearly $2.1 million — an amount similar to 2002’s total. The Partnership’s debt to total capitalization ratio was 46% as of March 31, 2003, down from 49% at the end of the first quarter of 2002 and 47% at the end of 2002.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage nearly 235,000 acres of timberland and development property in Washington, Oregon, and California.  In addition, we provide forestry consulting and timberland management services to third-party owners and managers of timberland. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.orm.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives. These statements reflect management’s estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and

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some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance.  Our future actions and actual performance will vary from current expectations and under various circumstances these variations may be material and adverse. Investors are cautioned that such forward-looking statements are subject to an inherent risk that actual results may differ materially from such forward-looking statements, and we do not intend to update these statements. Furthermore, the additional information referenced above to be found on the company’s website is not a part of this release.

Some of the factors that may cause actual operating results and financial condition to fall short of expectations are set forth in that part of our Annual Report on Form 10-K entitled “Management’s Discussion & Analysis of Financial Condition and Results of Operation - Risks and Uncertainties.” Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in our other filings with the Securities and Exchange Commission, as well as factors that affect our ability to respond adequately to fluctuations in the market prices for our products; environmental and land use regulations that limit our ability to harvest timber and develop property; labor, equipment and transportation costs that affect our net income; and economic conditions that affect consumer demand for our products and the prices we receive for them.

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Pope Resources, A Delaware Limited Partnership

Unaudited

CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in $000’s, except per unit amounts)

	Three months ended March 31,
	2003	2002

Revenues	7,312	5,837
Costs and expenses:
Cost of sales	(2,934)	(1,726)
Operating expenses	(2,379)	(3,373)
Interest, net	(714)	(742)
Minority interest	—	—
Total	(6,027)	(5,841)
Income before income taxes	1,285	(4)
Income tax provision	6	16
Net income	1,291	12

Average units outstanding - Basic (000’s)	4,518	4,518
Average units outstanding - Diluted (000’s)	4,518	4,530

Basic net income per unit	$0.29	$0.00
Diluted net income per unit	$0.29	$0.00

CONSOLIDATED BALANCE SHEETS

(all amounts in $000’s)

	March 31,
	2003	2002

Assets:
Cash and short-term investments	6,202	1,392
Other current assets	1,707	2,464
Roads and timber	49,751	51,940
Properties and equipment	23,491	23,155
Other assets	3,673	4,842
Total	84,824	83,793
Liabilities and partners’ capital:
Current liabilities	3,712	3,764
Long-term debt, excluding current portion	36,093	38,591
Other long-term liabilities	374	767
Total liabilities	40,179	43,122
Partners’ capital	44,645	40,671
Total	84,824	83,793

RECONCILIATION BETWEEN NET INCOME AND EBITDDA

(all amounts in $000’s)

	Three months ended
	31-Mar-03	31-Mar-02	31-Dec-02

Net income	1,291	12	696
Added back:
Interest, net	714	742	733
Depletion	843	506	736
Depreciation and amortization	167	216	164
Less:
Income tax benefit	(6)	(16)	(408)
EBITDDA	3,009	1,460	1,921

RECONCILIATION BETWEEN CASH FROM OPERATIONS AND EBITDDA

(all amounts in $000’s)

Cash from operations	1,947	536	2,440
Added back:
Change in working capital	372	251	—
Interest	714	742	733
Deferred profit	—	—	3
Other	9	11	28
Less:
Change in working capital	—	—	(875)
Deferred profit	(27)	(64)	—
Income tax benefit	(6)	(16)	(408)
EBITDDA	3,009	1,460	1,921

SEGMENT INFORMATION

(all amounts in $000’s)

	Three months ended
	31-Mar-03	31-Mar-02	31-Dec-02

Revenues:
Fee Timber	6,775	3,974	5,873
Timberland Management & Consulting (TM&C)	384	1,620	1,672
Real Estate	153	243	221
Total	7,312	5,837	7,766
EBITDDA:
Fee Timber	4,030	2,196	3,345
TM&C	(109)	150	(94)
Real Estate	(277)	(153)	(337)
General & administrative	(635)	(733)	(993)
Total	3,009	1,460	1,921
Depreciation, depletion and amortization:
Fee Timber	874	529	751
TM&C	20	58	40
Real Estate	19	15	12
General & administrative	97	120	97
Total	1,010	722	900
Operating income:
Fee Timber	3,156	1,667	2,594
TM&C	(129)	92	(134)
Real Estate	(296)	(168)	(349)
General & administrative	(732)	(853)	(1,078)
Total	1,999	738	1,033

SELECTED STATISTICS

	Three months ended
	31-Mar-03	31-Mar-02	31-Dec-02
Log sale volumes (thousand board feet):
Export conifer	1,430	1,266	1,550
Domestic conifer	9,287	4,482	7,829
Pulp conifer	1,679	941	1,497
Hardwoods	770	449	352
Total	13,166	7,138	11,228

Average price realizations (per thousand board feet):
Export conifer	592	553	614
Domestic conifer	524	556	524
Pulp conifer	235	172	180
Hardwoods	531	472	489
Overall	495	499	488

Owned acres	112,200	112,200	112,200
Acres under management	123,605	504,680	157,593
Capital expenditures ($000’s)	413	413	613
Depletion ($000’s)	843	506	736
Depreciation and amortization ($000’s)	167	216	164
Debt to total capitalization	46%	49%	47%

QUARTER TO QUARTER COMPARISONS

(Amounts in $000’s except per unit data)

	Q1 2003 vs. Q1 2002		Q1 2003 vs. Q4 2002
	Total	Per Unit	Total	Per Unit

Income:
1st Quarter 2003	1,291	0.29	1,291	0.29
4th Quarter 2002			696	0.15
1st Quarter 2002	12	—
Variance	1,279	0.29	595	0.14

Detail of earnings variance:
Fee Timber
Log price realizations (A)	(53)	(0.01)	92	0.02
Log volumes (B)	2,053	0.46	703	0.16
Timberland sale income	(41)	(0.01)	—	—
Depletion	(337)	(0.07)	(107)	(0.02)
Other Fee Timber	(133)	(0.03)	(126)	(0.03)
Timberland Management & Consulting
Management fee changes	(950)	(0.21)	(917)	(0.20)
Other Timberland Mgmnt & Consulting	729	0.16	922	0.20
Real Estate	(128)	(0.03)	53	0.01
General & administrative costs	121	0.03	346	0.08
Interest expense	62	0.01	47	0.01
Other (taxes, minority int., interest inc.)	(44)	(0.01)	(418)	(0.09)
Total change in earnings	1,279	0.29	595	0.14

(A) Price variance allocated based on changes in price using the lower period volume.

(B) Volume variance allocated based on change in sales volume and the average log sales price for higher margin less variance in log production costs.